UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2024

IMPACT BIOMEDICAL INC.

(Exact name of registrant as specified in its charter)

Nevada	333-253037	85-3926944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Broadfield Blvd., Suite 130 Houston, TX	77084
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2024, Heng Fai Ambrose Chan notified Impact Biomedical, Inc. (the “Company”) that he is resigning as a member of the Board of Directors of the Company, effective immediately. Mr. Chan’s resignation as Director does not reflect any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Additionally on June 6, 2024, the Board of Directors of the Company appointed Jason T. Grady to serve as a Director of the Company, effective as of the same date.

Jason T. Grady serves as the Chief Operating Officer of DSS, Inc., and concurrently holds the position of President at Premier Packaging Corporation, a DSS subsidiary specializing in comprehensive consumer packaging solutions. Mr. Grady is also President and COO of DSS Wealth Management, a mutual fund, RIA, and fixed income broker dealer, and President and COO of BioLife Science, Inc., a health and wellness research and discovery company. Mr. Grady holds numerous board positions across various companies within the DSS ecosystem and beyond. With a distinguished career spanning over 25 years, Mr. Grady is recognized for his adeptness in fostering business expansion and executive leadership, particularly in driving organic growth within multi-divisional companies.

Drawing upon his extensive expertise in capital markets, mergers and acquisitions, and corporate restructuring, Mr. Grady has emerged as a key figure within DSS’s leadership, earning trust and respect from his executive team members and the Board of Directors alike. His tenure is characterized by a consistent record of innovation and transformative leadership.

Before joining DSS, Mr. Grady held pivotal leadership roles at Berlin Packaging, Inc. and Parlec, Inc., where he spearheaded strategic initiatives in business development, sales, and marketing. In addition to his significant contributions to the packaging sector, Mr. Grady possesses deep experience in pharmaceutical, biomedical, and nutraceutical industries, having served in roles such as Chief Operating Officer and Director of Business Development.

Under Mr. Grady’s stewardship, Premier Packaging achieved double-digit growth propelled by meticulous performance management and bold marketing strategies. His strategic acumen has been instrumental in steering DSS towards remarkable expansion, evidenced by a notable 25% year-over-year increase in growth for three consecutive years.

In his other roles, Mr. Grady has facilitated the acquisition of assets exceeding $250 million and secured capital investments totaling $150 million through adept negotiations in investment banking and private equity spheres. Notably, he spearheaded DSS’s successful transition to a multi-business portfolio company with 10 distinct business lines and over 30 subsidiaries.

Mr. Grady is an alumnus of the Rochester Institute of Technology, holding a Master of Business Administration (MBA) and an undergraduate degree in Marketing and Design with a concentration in human biology. His academic foundation, coupled with his extensive professional journey, underscores his multifaceted prowess in navigating complex business landscapes and driving sustained organizational success.

There is no arrangement or understanding with Mr. Grady and any other person pursuant to which he was elected as a director of the Company. There is no family relationship between Mr. Grady and any director or executive officer of the Company, and Mr. Grady is not a party to a related party transaction within the meaning of Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

IMPACT BIOMEDICAL INC.

Date: June 7, 2024	By:	/s/ Frank D. Heuszel
	Name:	Frank D. Heuszel
	Title:	Chief Executive Officer